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                                                                    Exhibit 23.1

              [LETTERHEAD OF KPMG PEAT MARWICK LLP APPEARS HERE]





The Board of Directors

Colorstrip, Inc.

Pinole Point Steel Company


We consent to the inclusion of our reports dated April 4, 1997 and May 3, 1996 with respect to the balance sheets of Colorstrip, Inc. and Pinole Point Steel Company as of December 31, 1996, and 1995 respectively, and the related statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, which reports appear in the Form 8-K/A of Material Sciences Corporation dated February 27, 1998.

/s/ KPMG Peat Marwick LLP



February 27, 1998